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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Intrepid Potash, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-150444) and on Form S-3ASR (333-160555) of Intrepid Potash, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Intrepid Potash, Inc. and subsidiaries (Intrepid) as of December 31, 2009 and 2008, the related consolidated statements of operations and cash flows of Intrepid for the year ended December 31, 2009 and the period from April 25, 2008 through December 31, 2008, the related consolidated statements of stockholders' equity and comprehensive income (loss) for Intrepid for the years ended December 31, 2009 and 2008 and the period from November 19, 2007 (inception) through December 31, 2007, and the related consolidated statements of operations, members' equity (deficit) and comprehensive income (loss), and cash flows of Intrepid Mining LLC and subsidiaries (Mining) for the period from January 1, 2008 through April 24, 2008, and for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Intrepid Potash, Inc.

                      /s/ KPMG LLP

Denver, Colorado
    March 1, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm